Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Ticketplus Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, $0.0001 par value	(1)	457(o)		$	$28,750,000.00	0.0001381	$3,970.37

Total Offering Amounts:							$28,750,000.00		3,970.37
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,970.37

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Offering Note(s)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The registrant may increase or decrease the size of the offering prior to effectiveness.

Includes additional Ordinary Shares which may be issued upon the exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the total number of securities offered.

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional Ordinary Shares as may be issued after the date hereof as a result of share splits, share dividends or similar transactions.